Exhibit 99.1

DISCOVER FINANCIAL SERVICES TO ACQUIRE

$4.2 BILLION OF PRIVATE STUDENT LOANS AND THE

ONGOING BUSINESS OF THE STUDENT LOAN CORPORATION

- Transaction expected to provide earnings accretion of approximately $.09 per share in 2011

- Acquisition expands Discover’s market presence and origination capabilities in private student loans

Riverwoods, IL, Sept. 17, 2010 - Discover Financial Services (NYSE:DFS) today announced that it has reached an agreement to acquire The Student Loan Corporation (“SLC”) for $600 million, or $30 per share. Separately and immediately prior to the closing of Discover’s transaction, SLC will sell $28 billion of assets to Sallie Mae and $9 billion of assets to Citibank. Discover will acquire $4.2 billion of private student loans and related assets at an 8.5% discount, along with $3.4 billion of SLC’s existing asset-backed securitization debt funding. The amount to be paid by Discover for the private student loan assets is subject to a post-closing purchase price adjustment between Discover and Citibank, which owns 80% of SLC’s outstanding common stock.

“The private student loan business is an important part of Discover’s direct banking strategy, and this acquisition will enhance our competitive position in private student loan originations,” said David Nelms, chairman and chief executive officer of Discover. “The transaction is expected to be immediately profitable for our shareholders.”

Nelms added, “The acquisition gives us a team with expertise in all functional areas of student loans and an outstanding network of relationships with colleges and universities that complements our own.”

SLC has 52 years of experience in serving schools, students and families nationwide. The company is a top-three originator of private student loans and owns studentloan.com, an industry-leading website.

The transaction is expected to close by the end of calendar year 2010 and does not require approval by Discover’s shareholders.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America’s cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: unexpected difficulties or delays in executing the proposed transactions; the company’s ability to successfully transition and integrate the new business, including operations, technology, marketing; the company’s ability to maintain relationships with schools, vendors and parties related to the transaction; the company’s ability to retain key employees; the company’s ability to execute on expense-reduction initiatives related to the new business; the impact of current, pending and future legislation, regulation and regulatory and legal actions, including new laws and rules related to student loans, financial regulatory reform and bankruptcy; the actions and initiatives of current and potential competitors; and the company’s ability to manage its credit risk. The forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended November 30, 2009 and Quarterly Report on Form 10-Q for the quarter ended May 31, 2010, which are filed with the SEC and available at the SEC’s internet site (http://www.sec.gov).